Credit Suisse Select Equity Fund
Securities Purchases during an Underwriting involving
Credit Suisse Asset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended August 31, 2002


Portfolio:			Credit Suisse Select Equity Fund


Security:			CIT Group, Inc.


Date Purchased:			7/1/02


Price Per Share:		$23.00


Shares Purchased
by the Portfolio *:		5,700


Total Principal Purchased
by the Portfolio *:		$131,100


% of Offering Purchased
by the Portfolio:		0.10000%


Broker:				Goldman Sachs & Co.


Member:				CS First Boston